ARTICLES OF INCORPORATION

                                       OF

                                U.S. CRUDE, LTD.

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                                    ARTICLE I

                                      NAME

         The name of the Corporation is U.S. Crude, Ltd.

                                   ARTICLE II

                                    PURPOSES

         The Corporation is authorized to issue two classes of shares of stock to be designated as "Preferred" and "Common," respectively; the total number of shares that may be issued by this Corporation is 25,000,000 shares without nominal or par value, 5,000,000 shares to be preferred shares and 20,000,000 to be common shares.

         The Board of Directors may determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued class of preferred shares.

         The rights of holders or Common shares to receive dividends or shares in the distribution of assets in the event of liquidation, dissolution or winding up of the affairs of the Corporation shall be subject to the preferences, limitations and relative rights of the Preferred shares fixed in the resolution or resolutions which may be adopted from time by the Board of Directors of the Corporation providing for the issuance of the Preferred Shares.

         The holders of the Common Shares shall be entitled to one vote for each Common Share held by them of record at the time for determining the holders thereof entitled to vote.

                                   ARTICLE IV

                      INITIAL AGENT FOR SERVICE OF PROCESS

         The initial agent for service of process for the Corporation is Marcus Luna and the address of the agent is 2311 Fourth Street, #221, Santa Monica, CA 90405.

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                                    ARTICLE V

                       LIMITATION OF DIRECTOR'S LIABILITY

         The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

                                   ARTICLE VI

                INDEMNIFICATION OF OFFICERS, DIRECTORS AND OTHERS

         The Corporation is expressly authorized to indemnify any "agent" of the Corporation, as that term is defined in section 317(a) of California General Corporation Law, to the fullest extent permissible under California law.

                                   ARTICLE VII

                              CORPORATE OPPORTUNITY

         The officers, directors and other members of management of this Corporation shall be subject to the doctrine of "corporate opportunities" only insofar as it applies to business opportunities in which this Corporation has expressed an interest as determined from time to time by this Corporation's Board of Directors as evidenced by resolutions appearing in the Corporation's minutes. Once such areas of interest are delineated, all such business opportunities within such areas of interest which come to the attention of the officers, directors, and other members of management of this Corporation shall be disclosed promptly to this corporation and made available to it. The Board of Directors may reject any business opportunity presented to it and thereafter any officers, directors or other member of management may avail himself of such opportunity. Until such time as this Corporation, through its Board of Directors, has designated an area of interest, the officers, directors and other members of management of this Corporation shall be free to engage in such areas of interest on their own and this doctrine shall not limit the right of any officer, director or other member of management of this Corporation to continue a business existing prior to the time that such area of interest is designated by the corporation. This provision shall not be construed to release any employee of this corporation (other than an officer, director or member or management) from any duties which he may have to this corporation.

         IN WITNESS WHEREOF, the undersigned has signed and acknowledged these Articles of Incorporation this 21ST day of May, 1996.


                                             /s/Douglas P. Vining
                                             Douglas P. Vining, Incorporator

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